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                                                                    Exhibit 99.1


(STERLING LETTERHEAD)




John Tietjen                                             Kimberly Storin
Chief Financial Officer                                  Investor Relations
Sterling Bancorp                                         MWW Group
john.tietjen@sterlingbancorp.com                         kstorin@mww.com
212.757.3300                                             212.827.3752


      STERLING BANCORP ANNOUNCES 234TH CONSECUTIVE QUARTERLY CASH DIVIDEND

NEW YORK, N.Y., MAY 20, 2004 - Sterling Bancorp (NYSE: STL), parent company of Sterling National Bank, today announced that the Company's Board of Directors approved a cash dividend of $0.19 per common share, payable on June 30, 2004 to shareholders of record as of June 15, 2004.

The cash payout is effectively a 25% increase over the second quarter dividend in 2003 due to Sterling's five-for-four stock split effected on September 10, 2003. The Company has distributed cash dividends for 234 consecutive quarters.

"Our dividend distribution program has been a pillar of our business model for more than 58 years and we are proud to continue the tradition this quarter," commented Louis J. Cappelli, Chairman and Chief Executive Officer. "In the first quarter 2004, we posted solid growth in net income and set an all-time high in average demand deposits. By sharing our success directly with our investors, we are demonstrating our continued commitment to enhancing shareholder value."

ABOUT STERLING BANCORP

Sterling Bancorp (NYSE: STL) is a financial holding company with assets of $1.7 billion, offering a broad array of banking and financial services products. Its principal banking subsidiary is Sterling National Bank, founded in 1929. Sterling provides a wide range of products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, factoring, trade financing, equipment leasing, corporate and consumer deposit services, trust and estate administration, and investment management services. The Company has operations in New York, New Jersey, Virginia and North Carolina and conducts business throughout the U.S.

This press release may contain statements including but not limited to, statements concerning future results of operations or financial position, borrowing capacity and future liquidity, future investment results, future credit exposure, future loan losses and plans and objectives for future operations, and other statements contained herein regarding matters that are not historical facts and that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead are subject to numerous assumptions, risks and uncertainties, and represent only the Company's belief regarding future events, many of which, by their nature, are inherently


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uncertain and outside of its control. Any forward-looking statements the Company may make speak only as of the date on which such statements are made. It is possible that the Company's actual results and financial position may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company's future results, see "Business -- Cautionary Statement Regarding Forward-looking Statements" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

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